Exhibit 99.1

NV5 ACQUIRES PROGRAM MANAGEMENT FIRMS Zollinger Buric and Buric Global

Acquisition Broadens Program Management Capabilities in the Midwest and add Building Information Modeling Capabilities

Hollywood, FL – November 3, 2014 – NV5 Holdings, Inc. (the “Company” or “NV5”) (Nasdaq:NVEE), a provider of professional and technical engineering and consulting solutions, has acquired Zollinger Buric, Inc. and Buric Global LLC (“the Buric Companies”). The Buric Companies, two Cleveland, Ohio-based firms with 15 engineering and construction management professionals, provide program management and construction claims consulting services, as well as building information modeling, critical path scheduling, surety consulting, and litigation support.

“The acquisition of Zollinger Buric and Buric Global strengthens our Program Management vertical by increasing our geographic footprint, expanding our service offerings in healthcare and adding building information modeling (BIM) capabilities, which we have not had extensively”, said Dickerson Wright, Chairman and CEO of NV5. “The Buric Companies’ owner's representation, litigation support and project controls services have been instrumental in the successful completion of projects ranging from sports facilities to municipal buildings to healthcare facilities. We look forward to welcoming the Buric team and leveraging their skills and expertise not only to our program management platform, but also to strengthen the technical expertise throughout our verticals.”

Bill Zollinger, owner and CEO of Buric, commented, “We are very pleased to become a part of NV5, a growing company with an outstanding track record of leadership in providing professional and technical services in program management. NV5’s ability to offer services across its network will allow our combined organization to grow our existing, longstanding Midwest client base in healthcare and construction litigation.”

About Zollinger Buric and Buric Global

Zollinger Buric and Buric Global assist its clients to successfully navigate the challenging, complex and expensive construction process. Buric’s program management division utilizes web-based, real-time information, to identify and eradicate problems before they occur in the field, successfully applying its projects controls and owner’s representative expertise to deliver projects on time, on budget and without claims or litigation. This proactive focus eliminates conflicts, improves efficiencies and reduces risk for all involved parties – saving owners up to 20% compared to traditional approaches. Buric’s construction litigation assignments assist clients to assess and assign responsibility for construction-related problems – and helps clients recoup their losses, focusing on areas of project controls, project delivery, labor productivity, critical path method scheduling, claims and cost analyses. For additional information, please visit the company’s websites, www.zollingerburic.com and www.buricglobal.com.

About NV5

NV5 Holdings, Inc. (Nasdaq: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, energy, program management and environmental solutions. The Company operates 27 offices in California, Colorado, Utah, Florida, Pennsylvania, New Jersey and Ohio and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Contacts:

NV5 Holdings, Inc.

Richard Tong

Tel: +1-954-495-2114

ir@nv5.com

- OR -

The Piacente Group | Investor Relations

Don Markley or Glenn Garmont

Tel: +1-212-481-2050

Email: nv5@tpg-ir.com